EXHIBIT 99.1
October 27, 2006
Dear Shareholders (friends) of AssuranceAmerica,
Our year to date Revenues and Profits continue to grow, even though the consolidated results for September 2006 were not favorable compared to the same period last year.
We are very pleased that Courtney Wright has accepted the responsibility to lead TrustWay Insurance, our Retail Agency Group, as its President. Courtney joined us in September 2006 following a twenty-five year career in sales and management at AllState.
Following are our September and year-to-date results.

	September 2006 (Unaudited)
	Current Month			Year-to-Date
	2006	2005	Change	2006	2005	Change
	(In $1,000)%			(In $1,000)%
• Gross Premiums Produced [1]†	$11,014	$9,916	11%	$116,146	$81,923	42%
• MGA/Carrier Gross Premiums Produced [1,2]	$6,121	$6,059	1%	$62,698	$40,352	55%
• MGA/Carrier Revenues [2]	3,531	2,931	20%	33,877	19,751	72%
• Retail Agencies Gross Premium Produced [1,2]†	5,894	4,506	31%	65,181	46,266	41%
• Retail Agencies Group Revenues [2]†	962	672	43%	9,694	6,974	39%
• Company Revenues †	4,310	3,492	23%	41,491	25,972	60%
• Company Pre-Tax Income [3]†	183	602	(70)%	2,562	1,841	39%
[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the Company’s revenue stream.

[2]	Before inter-company eliminations

[3]	During September 2005 we made a one-time positive adjustment of approximately $200,000

†	Current year financial data includes agency acquisitions that may not be included in prior year data.
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Thank you for your continued interest and confidence in AssuranceAmerica Corporation.
Sincerely,

/s/ Guy W. Millner	/s/ Lawrence (Bud) Stumbaugh

Guy W. Millner	Lawrence (Bud) Stumbaugh
Chairman	President and Chief Executive Officer
This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking"
statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Historical results are not indicative of future performance.